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                                                                       EXHIBIT 5

                                                                   June 23, 2000

American International Group, Inc.
70 Pine Street
New York, New York 10270

Dear Sirs:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 15,000,000 shares (the "Securities") of Common Stock, par value $2.50 per share (the "Common Stock"), of American International Group, Inc., a Delaware corporation (the "Company"), I, as Vice President and Associate General Counsel of the Company, have examined such corporate records, certificates and other documents, and such question of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion, with respect to the Securities (the "Option Shares") to be acquired upon the exercise of stock options (the "Options") granted under the American International Group, Inc. 1999 Stock Option Plan (the "Plan"), when the registration statement relating to the Securities (the "Registration Statement") has become effective under the Act and Option Shares are duly issued and delivered upon the exercise of any of the Options in accordance with their terms and the terms of the Plan and are issued and sold as contemplated by the Registration Statement, the Option Shares will be validly issued, fully paid and non-assessable.

     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

     I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the certificates for the Securities will conform to the specimen of Common Stock examined by me and will be duly countersigned by a transfer agent and duly registered by a registrar of the Common Stock, that at the time of delivery of each Option Share all conditions to such delivery shall have been satisfied or waived, and that the signatures on all documents examined by me are genuine, assumptions which I have not independently verified.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Validity of Common Stock" in the Prospectus contained in the Registration Statement and under Item 5 "Interests of Named Experts and Counsel" of the Registration Statement". In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                            Very truly yours,

                                            /S/ KATHLEEN E. SHANNON
                                            Kathleen E. Shannon
                                            Vice President and Associate General
                                            Counsel